Exhibit 99.1

MOTOMAN NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Sally Fairchild
June 2, 2005		937.847.3202

		Gus Politis
		905-681-8576

FLOW INTERNATIONAL AND MOTOMAN ANNOUNCE STRATEGIC RELATIONSHIP

TO EXTEND GLOBAL LEADERSHIP IN ROBOTIC WATERJET CUTTING SOLUTIONS

Kent, Washington and Dayton, Ohio — Flow International Corporation (NASDAQ: FLOW www.flowcorp.com), the world’s leading supplier of ultrahigh-pressure waterjet products, and Motoman Inc. (www.motoman.com), a western hemisphere leader in robotic automation and a wholly owned subsidiary of Yaskawa Electric Corporation (NIKKEI: 65066506 www.yaskawa.co.jp) - the world’s leading manufacturer of industrial robots, today announced they are expanding their relationship to deliver standard, pre-engineered robotic waterjet cutting solutions, called WaterWorlds™.

The relationship between Flow and Motoman has already generated installations of more than 1,000 Motoman robots in waterjet cutting systems around the world during the past 15 years. The majority of these waterjet cutting systems are composed of two or more Motoman robots, taking advantage of Motoman’s industry-leading ability to control up to four robots with a single controller and Flow’s market leading ultrahigh-pressure water pumps and cutting technology to offer unmatched productivity and return on investment.

Motoman first pioneered the concept of standard pre-engineered robotic solutions when they introduced the ArcWorld® product line in 1990, six complete solutions designed to meet the majority of customers’ arc-welding needs at a performance/price ratio unmatched in the industry. Now there are more than 3,000 Motoman “World” solutions installed, covering the majority of robot applications and totaling over 40 different standard products.

Mr. Craig Jennings, Motoman’s President, had this to say, “Our ability to deliver industry leading ‘World’ solutions is one of the major contributors to our over 25% compounded growth these past 15 years. Flow Robotics, a division of Flow International, headquartered in Wixom, Michigan, has been Motoman’s number one integrator for the past 13 years due to their ability to design and build solutions that deliver outstanding performance and value to our mutual robotic waterjet customers. The WaterWorld product line will strengthen the relationship between Flow International and Motoman and allow us to deliver even more performance and value to existing and potential global waterjet customers.”

Stephen Light, Chief Executive Officer of Flow International, noted, “As part of the strategic plan we began implementing two years ago, we have focused Flow’s research and development investment on enhancing our waterjet products to deliver greater efficiency, productivity, and reliability to our customers with the lowest life-cycle cost. We are implementing the next phase of Flow’s strategic plan by teaming with the world leader in robotics to deliver standard, pre-engineered WaterWorlds made by Motoman and waterjet delivery systems and turnkey process solutions delivered by Flow. The alliance between Flow and Motoman will deliver even greater performance and value to our waterjet customers.”

WaterWorlds will be produced in Motoman’s production facility in Troy, Ohio and will be sold by both Motoman’s direct sales team and Flow’s extensive global sales network. Flow will continue to offer its custom and turnkey robotic waterjet cutting solutions employing its waterjet pumps and Motoman robotics. In order to re-align resources with this new strategic direction, Flow’s custom robotic waterjet cutting system manufacturing will be relocated from Wixom, Michigan to Burlington, Ontario.

Founded in 1989, Motoman is currently the second largest robotics company in North and South America, with more than 22,500 robot installations to date. Motoman’s product line includes more than 175 robot models, with payloads from 3 kg (6.6 lbs.) to 500 kg (1,102 lbs.) and boasts more than 40 fully integrated, standard pre-engineered “World” solutions that include robots, process equipment, and safety equipment. For more information on Motoman products and services, visit the corporate website at www.motoman.com, call 937.847.6200, or write to Motoman Inc., 805 Liberty Lane, West Carrollton, Ohio, USA 45449.

Flow is the world’s leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology for cutting, cleaning, and food-safety applications, as well as isostatic and flexform presses. Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com, or write to Flow International Corporation, 23500 64th Avenue South, Kent, Washington, USA 98032.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the December 20, 2004 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, that WaterWorlds will offer unmatched productivity and return on investment, that the relationship between Flow and Motoman will allow them to deliver more performance and value to existing and potential customers, the places where WaterWorlds will be produced, the way they will be sold and that Flow’s custom robotic system manufacturing will be moved. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.